    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1995

                                                       REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                       CONTINENTAL WASTE INDUSTRIES, INC.
                 (Name of Small Business Issuer in Its Charter)

         DELAWARE                     4953-03                 11-2909512
      (State or other            (Primary Standard          (I.R.S Employer
      jurisdiction of                Industrial             Identification
     incorporation or           Classification Code             Number)
       organization)                  Number)

         67 WALNUT AVENUE, SUITE 103, CLARK, NJ, 07066, (908) 396-0018
(Address and telephone number of principal executive offices and principal place of business)

CARLOS E. AGUERO, 67 WALNUT AVENUE, SUITE 103, CLARK, NJ, 07066, (908) 396-0018
           (Name, address and telephone number of agent for service)
                              -------------------

                                   COPIES TO:

          MICHAEL J. CHOATE                      THOMAS J. MURPHY
          DENNIS B. O'BOYLE                   McDermott, Will & Emery
   Shefsky Froelich & Devine Ltd.       227 West Monroe Street, Suite 3100
444 North Michigan Avenue, Suite 2500      Chicago, Illinois 60606-5096
       Chicago, Illinois 60611                    (312) 372-2000
           (312) 527-4000                   (312) 984-3669 (Facsimile)
     (312) 527-5921 (Facsimile)

                              -------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.             /X/ 33-62589

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                              / / ________

    If delivery of the prospectus is expected  to be made pursuant to Rule  434,
please check the following box.                                      /X/
                              -------------------

                          CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------

           Title of each                                  Proposed maximum           Proposed minimum
        share of securities           Amount to be        offering price            aggregate offering              Amount of
          to be registered           registered (1)        per share (2)                price (2)                registration fee

Common Stock $0.001 par value          230,000                $16.31                    $3,751,300                    $1,294
-------------------------------------------------------------------------------

(1) Includes 30,000 shares which may be purchased by the Underwriters to cover over-allotment, if any.
(2) Based on the average of the bid and asked prices on September 25, 1995 on the Nasdaq National Market for the Common Stock pursuant to Rule 457(c).

     This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form SB-2 (Commission File No. 33-62589) filed by Continental Waste Industries, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on September 12, 1995, as amended by Amendment No. 1 to Registration Statement by the Company with the Commission on September 21, 1995 and Amendment No. 2 to Registration Statement by the Company with the Commission on October 2, 1995, which was declared effective October 2, 1995, are incorporated herein by reference.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clark, State of New Jersey, on October 2, 1995.

                                          CONTINENTAL WASTE INDUSTRIES, INC.

                                          (Registrant)

                                          By:        /s/ THOMAS A. VOLINI

                                             -----------------------------------
                                                      Thomas A. Volini,
                                                  CHAIRMAN OF THE BOARD AND
                                                   CHIEF OPERATING OFFICER

    In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates indicated.

                      NAME                                       POSITION                           DATE
------------------------------------------------  ---------------------------------------  ----------------------

                  /s/ THOMAS A. VOLINI            Chairman of the Board and Chief
     --------------------------------------        Operating Officer (principal executive     October 2, 1995
                Thomas A. Volini                   officer)

                 /s/ CARLOS E. AGUERO*
     --------------------------------------       President, Chief Executive Officer and      October 2, 1995
                Carlos E. Aguero                   Director (principal executive officer)

                 /s/ MICHAEL J. DRURY*
     --------------------------------------       Senior Vice President and Chief             October 2, 1995
                Michael J. Drury                   Financial Officer

                  /s/ BRET R. MAXWELL*
     --------------------------------------       Director                                    October 2, 1995
                Bret R. Maxwell

                 /s/ DONALD H. HAIDER*
     --------------------------------------       Director                                    October 2, 1995
                Donald H. Haider

                /s/ RICHARD J. CARLSON*
     --------------------------------------       Director                                    October 2, 1995
               Richard J. Carlson

*By:        /s/ THOMAS A. VOLINI

    ----------------------------------
            Thomas A. Volini,
    ATTORNEY-IN-FACT FOR THE FOREGOING

                                 EXHIBIT INDEX

 EXHIBIT                                                                                                  SEQUENTIAL
 NUMBER                                       DOCUMENT DESCRIPTION                                        PAGE NUMBER
---------  ------------------------------------------------------------------------------------------  -----------------
     1     Form of Underwriting Agreement.*
     3.1   Certificate of Incorporation of Continental Waste Industries, Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-KSB of Continental Waste
           Industries, Inc. filed on March 31, 1994, Commission File No. 0-22602).
     3.2   By-Laws of Continental Waste Industries, Inc. (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-KSB of Continental Waste Industries, Inc. filed on March 31,
           1994, Commission File No. 0-22602).
     3.3   Amendment to Certificate of Incorporation of Continental Waste Industries, Inc., dated
           November 1, 1994 (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form SB-2 of Continental Waste Industries, Inc. filed on November 4, 1994, Commission
           File No. 33-84130).
     4.1   Warrant of First Analysis Corporation (incorporated by reference to Exhibit 4.4 to the
           Registration Statement on Form SB-2 of Continental Waste Industries, Inc. filed on
           November 4, 1994, Commission File No. 33-84130).
     4.2   Warrant of Raymond James & Associates, Inc. (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form SB-2 of Continental Waste Industries, Inc. filed on
           November 4, 1994, Commission File No. 33-84130).
     5     Opinion of Shefsky Froelich & Devine Ltd. regarding legality.
     9     Shareholders' Agreement among Carlos E. Aguero, Thomas A. Volini, Apex Investment Fund
           Limited Partnership, Environment Venture Fund Limited Partnership, The Productivity Fund
           Limited Partnership, Continental Waste Industries, Inc. and Bret R. Maxwell (incorporated by reference to Exhibit 9 to the Registration Statement on Form SB-2 of Continental Waste
           Industries, Inc. filed on November 4, 1994, Commission File No. 33-84130).
    10.1   Employment Agreement between Continental Waste Industries, Inc. and Thomas Volini.*
    10.2   Employment Agreement between Continental Waste Industries, Inc. and Carlos Aguero.*
    10.3   Employment Agreement between Continental Waste Industries, Inc. and Michael Drury.*
    10.4   Employment Agreement between Continental Waste Industries, Inc. and Timothy J. Salopek.*
    10.5   Employment Agreement between Continental Waste Industries, Inc. and G. Michael Shannon
           (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form SB-2 of
           Continental Waste Industries, Inc. filed on November 4, 1994, Commission File No.
           33-84130).
    10.6   Employment Agreement between Continental Waste Industries, Inc. and Dallas C. Schnitzius
           (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form SB-2 of
           Continental Waste Industries, Inc. filed on November 4, 1994, Commission File No.
           33-84130).
    10.7   Employment Agreement between Continental Waste Industries, Inc. and Allen R. Brodbeck.+

 EXHIBIT                                                                                                  SEQUENTIAL
 NUMBER                                       DOCUMENT DESCRIPTION                                        PAGE NUMBER
---------  ------------------------------------------------------------------------------------------  -----------------
    10.8   Credit Agreement by and among LaSalle National Bank as agent, the Lenders Signatory or
           Parties Thereto and Continental Waste Industries, Inc. and its Subsidiaries.*
    10.9   First Amendment to Credit Agreement by and among LaSalle National Bank as agent, the
           Lenders Signatory or Parties Thereto, and Continental Waste Industries, Inc. and its
           Subsidiaries.*
    10.10  Stock Purchase Agreement Among Continental Waste Industries, Inc., Camelford Holdings,
           Ltd. and Salcott Holdings, Ltd. (incorporated by reference to Exhibit 2 to the Current
           Report on Form 8-K of Continental Waste Industries, Inc. filed on July 15, 1994,
           Commission File No. 0-22602).
    10.11  Agreement for Exchange of Stock Among Continental Waste Industries, Inc., Dallas C.
           Schnitzius and G. Michael Shannon (incorporated by reference to Exhibit 2 to the Current
           Report on Form 8-K of Continental Waste Industries, Inc. filed on July 15, 1994,
           Commission File No. 0-22602).
    10.12  Purchase Agreement between Continental Waste Industries, Inc. and Timothy J. Salopek and
           Catherine Salopek for the purchase of WPP Services, Inc. (incorporated by reference to
           Exhbit 10.9 to the Registration Statement on Form SB-2 of Continental Waste Industries,
           Inc. filed on November 4, 1994, Commission File No. 33-84130).
    16     Letter re: change in certifying accountants (incorporated by reference to Exhibit 16 to the Current Report on Form 8-K of Finet, Inc. filed on September 23, 1993, Commission File
           No. 0-22602).
    21     Subsidiaries of Continental Waste Industries, Inc.*
    23.1   Consent of Arthur Andersen LLP.
    23.2   Consent of KPMG Peat Marwick LLP.
    23.3   Consent of Darrell T. Schvaneveldt.
    23.4   Consent of Shefsky Froelich & Devine Ltd. (see Exhibit 5).

------------------------
 * Incorporated by reference to Registration Statement on Form SB-2 of Continental Waste Industries, Inc. filed September 12, 1995, Commission File No. 33-62589.
+    Omitted.